ASSETS PURCHASE AGREEMENT

     AGREEMENT, dated as of the 27th day of November 2000, by and among Snake River Cheese, L.L.C., an Idaho limited liability company ("Seller"), and Suprema Specialties Northwest Inc., a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

     WHEREAS, Seller owns a cheese plant in the City of Blackfoot, Idaho (the "Plant");

     WHEREAS, Beatrice Foods currently leases the Plant from Seller and operates the Plant (the "Business"), which lease shall expire on November 30, 2000; and

     WHEREAS, Buyer desires to purchase from Seller substantially all of the properties and assets comprising the Plant, including the Real Property (as defined below), and Seller desires to sell such properties and assets to Buyer, upon the terms and conditions herein contained;

     NOW, THEREFORE, in consideration of, and in reliance upon, the representations, warranties, covenants and conditions herein contained, the parties hereto hereby agree as follows:

     1. Certain Definitions and Rules of Construction.

          1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

          "Affiliate" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          "Allocation Statement" shall have the meaning set forth in subparagraph 2.5.2 hereof.

          "Ancillary Agreements" shall mean the Buyer Ancillary Agreements and the Seller Ancillary Agreements.

          "Applicable Law" means, with respect to any Person, any common law or duty, case law or ruling, or any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority which is applicable to such Person or its properties, assets or activities.


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          "Assumed Contracts" shall have the meaning set forth in subparagraph
     4.10 hereof.

          "Assumed Liabilities" means only those liabilities of Seller listed on
     Schedule 2.3 and obligations relating to the Assumed Contracts included in the Purchased Assets.

          "Books and Records" shall mean originals or copies of all books, records, files and papers of Seller which are used or held for use in connection with the Business (or any portions thereof), whether in hard copy or computer format, including bank account records, books of account, invoices, sales and promotional materials, manuals, sales and purchase correspondence, employment records, and documentation declared or used for accounting, marketing, manufacturing.

          "Business" shall have the meaning set forth in the preamble.

          "Business Day" shall mean any day other than a Saturday, Sunday, federal holiday or day on which banks in the State of New York are required or permitted by law to be closed.

          "Buyer" shall have the meaning set forth in the preamble.

          "Buyer Ancillary Agreements" shall have the meaning set forth in subparagraph 3.3 hereof.

          "Cash Purchase Price" shall have the meaning set forth in subparagraph
     2.5.1 hereof.

          "Claims" shall mean, except with respect to Taxes and any insurance policies of Seller, rights, claims, credits, causes of action or rights of set-off against third parties, whether liquidated or unliquidated, fixed or contingent, including rights under, or pursuant to, warranties, representations and guaranties made by suppliers, manufacturers, contractors or other third parties in connection with products or services purchased by or furnished to the Business, which are owned by Seller and which are used or held for use by Seller in connection with the Business.

          "Closing" shall have the meaning set forth in subparagraph 3.1 hereof.

          "Closing Date" shall have the meaning set forth in subparagraph 3.1 hereof.

          "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

          "Contract" shall mean any written or oral contract, agreement, instrument, order, commitment or binding arrangement, express or implied, of any nature whatsoever.

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          "Contract Right" shall mean any right, power or remedy under any
     Contract, including, but not limited to, rights to receive property or services or otherwise to derive benefits from the payment, satisfaction or performance of another party's obligations.

          "Deposit" shall have the meaning set forth in subparagraph 2.5.1 hereof.

          "Disclosure Schedules" shall have the meaning set forth in subparagraph 1.2.2 hereof.

          "Dollars" shall mean United States Dollars.

          "Employee Plans" shall have the meaning set forth in subparagraph 4.15 hereof.

          "Employees" shall mean all employees of Seller who are employed on the Closing Date solely in connection with the Business.

          "Environmental Costs" shall mean any (i) clean-up, remediation, removal, or other response costs which may be required to cause the Business or the Purchased Assets to come into compliance with Environmental Laws or to comply with the requirements of a Governmental Authority or an administrative or judicial order, and (ii) any costs, expenses, fines, penalties, liabilities, amounts paid in settlement, and judgments arising out of, relating to, or resulting from, any Environmental Matter.

          "Environmental Laws" shall mean all Applicable Laws governing Environmental Matters.

          "Environmental Matters" shall mean any matters arising out of, relating to or resulting from pollution, contamination, protection of the environment, human health or safety, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air, surface water, groundwater, soil, land surface or subsurface, buildings or facilities or otherwise arising out of, relating to or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

          "Environmental Permit" shall mean any Permit that is required pursuant to any Environmental Laws, including, without limitation, the Wastewater-Land Application Permit and IWA Permit described on Schedule 2.2(iv) hereof.

          "Environmental Reports" shall have the meaning set forth in subparagraph 4.13(v) hereof.

          "Excluded Liabilities" shall have the meaning set forth in subparagraph 2.4 hereof.

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          "Financial Statements" shall have the meaning set forth in subparagraph 4.6 hereof.

          "Governmental Authority" shall mean any foreign, domestic, federal, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization, or any regulatory administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

          "Hazardous Substances" shall mean hazardous material/waste as defined by any Environmental Laws and/or any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents or chemicals that are regulated by any Environmental Laws including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et.seq., the Resource Conservation Act, 42 U.S.C.
     Section 6901 et.seq., the Clean Air Act, 42 U.S.C. Section 7401 et.seq., the Clean Water Act, 33 U.S.C. Section 1251 et.seq., the Hazard Communication Act and the Occupational Safety and Health Act 29 U.S.C.
     Section 651 et.seq., the Federal Insecticide, Fungicide and Rodenticide Act 17 U.S.C. Section 136 et.seq., as amended, and all state and local counterparts.

          "Income Taxes" shall mean all Federal, state, local and foreign income or franchise taxes, including interest, penalties and additions to tax relating thereto.

          "Lien" shall mean, with respect to any asset, any imperfection of title, lien, pledge, encumbrance, or other charge or security interest, or hire, purchase or leasing arrangement, in or on such asset.

          "Loss" or "Losses" shall mean each and all of the following items: claims, losses, liabilities, obligations, payments, damages, judgments, fines, penalties, amounts paid in settlement, and reasonable costs and expenses (including, but not limited to, reasonable fees and disbursements of counsel and other experts) incurred by the Person (the "Indemnitee") seeking indemnification (whether relating to claims asserted by or against third parties or to claims asserted against the party providing indemnification (the "Indemnitor")).

          "Material Adverse Effect" means a material adverse change in, or a material adverse effect upon, the Business or the Purchased Assets.

          "Notice" shall have the meaning set forth in subparagraph 10.5 hereof.

          "Optioned Property" shall mean the land more particularly described on
     Schedule 6.12 annexed hereto with all buildings, structures, improvements or other real property of any kind or nature whatsoever situated thereon, and all appurtenant and ancillary rights thereto, including, without limitation, easements, covenants, water rights, sewer rights and utility rights.

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          "Permits" shall mean licenses, permits, approvals, certificates, consents, orders or other authorizations issued or granted by any Governmental Authority, which are owned by Seller and which are used or held for use by Seller in connection with the Business, including, without limitation, Environmental Permits.

          "Person" shall mean an individual, partnership (general or limited), corporation, joint venture, business trust, limited liability company, cooperative, association or other form of business organization (whether or not regarded as a business entity under Applicable Law), trust, estate or any other entity.

          "Proceedings" shall have the meaning set forth in subparagraph 4.10 hereof.

          "Purchase Price" shall have the meaning set forth in subparagraph
     2.5.1 hereof.

          "Purchased Assets" shall have the meaning set forth in subparagraph
     2.2 hereof.

          "Records" shall have the meaning set forth in subparagraph 6.6 hereof.

          "Real Property" means the land more particularly described on Schedule 2.2(ii) annexed hereto with all buildings, structures, improvements or other real property of any kind or nature whatsoever situated thereon, and all appurtenant and ancillary rights thereto, including, without limitation, easements, covenants, water rights, sewer rights and utility rights.

          "Seller" shall have the meaning set forth in the preamble.

          "Seller Ancillary Agreements" shall have the meaning set forth in subparagraph 3.2 hereof.

          "Tangible Property" means any machinery, buildings, fixtures, equipment, parts, furniture, leasehold improvements, office equipment, vehicles, tools, forms, supplies or other tangible property of any kind or nature whatsoever.

          "Tax Returns" shall have the meaning set forth in subparagraph 4.15 hereof.

          "Taxes" means all income, franchise, excise, real and personal property, sales, use, value-added, payroll, withholding, social security and other taxes imposed by any Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

          "Third Party Claim" shall have the meaning set forth in subparagraph
     10.5 hereof.

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     Anything herein contained to the contrary notwithstanding, if any of the terms defined above are also expressly defined in any of the Ancillary Agreements, then, in such event, the definition set forth in said Ancillary Agreement shall control for all purposes of said Ancillary Agreement.

          1.2 Certain Rules of Construction.

               1.2.1 Interpretation. As used in this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa; words denoting any gender shall include all genders; words denoting natural persons shall include corporations, partnerships and other entities, and vice versa; and the words "hereof", "herein" and "hereunder", and words of similar import, shall refer to this Agreement as a whole (including the Exhibits hereto), and not to any particular provision of this Agreement.

               1.2.2 Schedules. The schedules delivered pursuant to this Agreement (collectively, the "Disclosure Schedules") are an integral part hereof, and are considered to be part of the representations and warranties to which they relate. Each such Disclosure Schedule shall be in writing and shall indicate the subparagraph pursuant to which it is being delivered; provided, however, that such disclosure shall also apply to any other subparagraph to which it is applicable, but only if such information appears on such Disclosure Schedule in such form and detail responsive to the requirements of the other Disclosure Schedule to which it may be applicable.

     2.   Purchase and Sale.

          2.1 Agreement of Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in subparagraph 3.1 hereof), Seller shall sell, transfer, assign and deliver the Purchased Assets to Buyer, and Buyer shall purchase, the Purchased Assets, free and clear of all Liens except as otherwise expressly provided for in this Agreement. Buyer shall have the right to direct Seller to transfer title to some or all of the Purchased Assets directly to a designee of Buyer.

          2.2 "Purchased Assets". As used in this Agreement, the term "Purchased Assets" means:

          (i) All of Seller's Tangible Property used in or for the Business and as described in Schedule 2.2(i);

          (ii) All of Seller's Real Property as described in Schedule 2.2(ii);

          (iii) All of Seller's Contract Rights under the Assumed Contracts;

          (iv) All transferable rights under all Permits granted or issued to Seller or otherwise held by Seller relating to or for the benefit of the Business and the Plant as described in Schedule 2.2(iv) hereof; and

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          (v) All of Seller's claims, causes of action and other legal rights and remedies, whether or not known as of the Closing Date, relating to either (1) Seller's ownership of the Purchased Assets or (2) the operation of the Business, but excluding causes of action and other legal rights and remedies of Seller (A) against the Buyer with respect to the transactions contemplated by this Agreement or (B) relating exclusively to Seller's assets not included in the Purchased Assets.

          2.3 Assumption of Liabilities. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Buyer shall only assume, become primarily liable for, and agree to pay and perform in due course, the Assumed Liabilities. Seller shall retain and be responsible for all Excluded Liabilities.

          2.4 Excluded Liabilities. Except as may be otherwise expressly provided in this Agreement, Buyer shall not assume, and shall not be liable or responsible for, any other liabilities or obligations of Seller other than the Assumed Liabilities (collectively, "Excluded Liabilities").

          2.5 Purchase Price.

               2.5.1 Amount of Purchase Price. The cash portion of the purchase price for the Purchased Assets shall be the amount of Six Million Dollars ($6,000,000) (the "Cash Purchase Price"), of which (i) Three Hundred Thousand Dollars ($300,000) shall be deposited into escrow in accordance with the provisions of subparagraph 3.3(ii) hereof as an earnest money deposit (the "Deposit") and (ii) Five Million Seven Hundred Thousand ($5,700,000) shall be paid on the Closing Date. The sum of (a) the amount of the Assumed Liabilities, plus (b) the Cash Purchase Price, is hereinafter sometimes referred to as the "Purchase Price."

               2.5.2 Allocation of Purchase Price. Set forth on Schedule 2.5.2 is an allocation of the Purchase Price (the "Allocation Statement"). Buyer and Seller shall each report the Tax consequences of the purchase and sale contemplated hereby (including the filing of United States Internal Revenue Service Form 8594) in a manner which is consistent with the allocation that is set forth on the Allocation Statement.

     3. Closing.

          3.1 Place and Date. The closing of the purchase and sale of the Purchased Assets pursuant hereto (the "Closing") shall take place (i) at the offices of Blank Rome Tenzer Greenblatt LLP, 405 Lexington Avenue, New York, NY 10174 at 10:00 A.M., local time, on the second Business Day following the day on which the last to be fulfilled or waived of the conditions set forth in paragraph 11 hereof shall have been fulfilled or waived, or (ii) at such other time, date and/or place as may be agreed upon by the parties hereto, but no earlier than January 1, 2001 and no later than January 5, 2001. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." Notwithstanding the foregoing, Buyer shall have the right to accelerate the Closing Date to December 29, 2000 by notice to Seller, which notice must be received by Seller on or before December 27, 2000.

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          3.2 Actions by Seller. At the Closing, Seller shall execute and deliver to Buyer (or to such other party as identified below):

          (i) a Bill of Sale and Assignment in substantially the form of Exhibit A attached hereto and made a part hereof and such other instruments of transfer and assignment as may be required in order to transfer to Buyer all of Seller's right, title and interest in and to the Purchased Assets (other than the Real Property);

          (ii) one or more warranty deeds executed by Seller sufficient to convey the Real Property as required under this Agreement, together with any required transfer tax or ancillary conveyance documents;

          (iii) an assignment of all Assumed Contracts (including, without limitation, all warranties and guaranties in connection therewith) and all assignable Permits (including, without limitation, the Environmental Permits);

          (iv) such affidavits and/or certificates reasonably required by Buyer's title company to insure the title of the Real Property in the manner required to be delivered in Section 11.1.5; and

          (v) deliver to Escrow Agent (as defined in subparagraph 3.3(ii) below) the sum of One Hundred Thousand Dollars ($100,000) (the "Physical Improvements Fund") to be held in an interest bearing escrow account and disbursed pursuant to the terms set forth in subparagraphs 10.3(iii), (iv) and (v) below.

The documents referred to in clauses (i) through (iv) above are hereinafter sometimes severally referred to as a "Seller Ancillary Agreement" and collectively referred to as the "Seller Ancillary Agreements."

          3.3 Actions by Buyer. The Buyer shall:

          (i) deliver the Cash Purchase Price to Seller, by wire transfer of immediately available funds to an account designated by Seller at least two
     (2) business days prior to the Closing Date (less the Deposit);

          (ii) deliver the Deposit to First American Title Company of East Idaho, Inc., as escrow agent (the "Escrow Agent"), simultaneously with the execution of this Agreement, to be held in escrow pursuant the provisions of an escrow agreement (the "Escrow Agreement") in substantially the form attached hereto as Exhibit B, which Deposit (together with any accrued interest thereon) shall be released by the Escrow Agent in accordance with provisions of the Escrow Agreement; and

          (iii) execute and deliver to Seller, or cause to be executed and delivered to Seller, on or prior to the Closing Date, each of the Seller Ancillary Agreements to which Buyer or any of its Affiliates or designees is a party.

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The documents referred to in clauses (ii) and (iii) above are hereinafter sometimes severally referred to as a "Buyer Ancillary Agreement" and collectively referred to as the "Buyer Ancillary Agreements."

     4. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

          4.1 Corporate Existence and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Idaho and has all power required to own and lease the Purchased Assets and to carry on and operate the Business as now conducted. Seller is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where the character of the Purchased Assets owned or leased by it or the nature of its activities makes such qualification necessary to carry on the Business as now conducted. A copy of the Operating Agreement of Seller as amended to date (the "Operating Agreement") has been furnished to Buyer and is complete and correct.

          4.2 Authority. The execution and delivery by Seller of this Agreement and the Seller Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby, and the performance by Seller of its obligations hereunder and thereunder, are within the powers of Seller, and have been duly authorized by all necessary action on the part of Seller, and the Seller has all necessary power with respect thereto. This Agreement constitutes, and each Seller Ancillary Agreement when executed and delivered by Seller pursuant to this Agreement shall constitute, a legal, valid and binding obligation of Seller in accordance with its terms.

          4.3 Ownership of Seller. The members of Seller set forth on Schedule
     4.3 (the "Members") own, beneficially and of record, all of the outstanding membership interests of Seller.

          4.4 Noncontravention. The execution and delivery by Seller of this Agreement and the Seller Ancillary Agreements, the performance by it of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without the giving of notice or the passage of time) (a)(i) contravene or conflict with the Articles of Organization or Operating Agreement of Seller; (ii) contravene or conflict with or constitute a violation of any provision of Applicable Law; or (iii) result in a breach, conflict, violation, or constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which Seller is entitled under, any Assumed Contract or Permit, or (b) result in the creation or imposition of any Lien upon any of the Purchased Assets.

          4.5 Consents. Except as set forth on Schedule 4.5, the execution and delivery by Seller of this Agreement and the Seller Ancillary Agreements, the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, require no action by, consent or approval of, or filing with, any Governmental Authority or other Person.

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          4.6 Financial Statements of the Business. Seller has previously delivered to Buyer: (i) the unaudited balance sheets of the Seller as at December 1996, 1997 and 1998 , and (ii) the unaudited statements of operations of the Seller for the years then ended (collectively, the "Financial Statements"). The Financial Statements fairly present the financial position of the Business as at the dates thereof and its results of operations for the periods indicated.

          4.7 Absence of Certain Changes. Since December 31, 1998, Seller has not, with respect to the Purchased Assets:

          (i) experienced any event or circumstances which has had or would be reasonably expected to have a Material Adverse Effect;

          (ii) subjected any of the Purchased Assets to a Lien;

          (iii) except for the lease of the Plant to Beatrice Foods, which lease expires on November 30, 2000, sold, transferred, leased to others or otherwise disposed of any of the items included in the Purchased Assets, or cancelled or compromised any debt or claim, or waived or released any right of substantial value;

          (iv) suffered any damage, destruction or loss (whether or not covered by insurance) which, individually or in the aggregate, has had a Material Adverse Effect;

          (v) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, customers or suppliers;

          (vi) instituted, settled or agreed to settle any Proceeding before any court or governmental body other than in the ordinary course of the Business consistent with past practice;

          (vii) entered into any Contract other than in the ordinary course of the Business; or

          (viii) agreed to do any of the foregoing.

          4.8 Title to and Adequacy of Purchased Assets. The Purchased Assets and the rights granted to Buyer pursuant to the Seller Ancillary Agreements comprise all of the properties and assets used and/or owned by Seller (other than the Optioned Property). At the Closing, Buyer shall acquire good and valid title to the Purchased Assets free and clear of all Liens. Seller has good and valid title to all of the Purchased Assets, free and clear of all Liens. To the best of Seller's knowledge, the buildings, plants, structures and equipment of the Seller which are included among the Purchased Assets are in operating condition and are (i) structurally sound and (ii) in good condition and repair. Seller has no knowledge about whether the buildings, plants, structures and equipment of the Seller which are included among the Purchased Assets are (i) safe for the type of business currently conducted by the Seller or (ii) fit for the particular purpose for which they are intended. To the best of Seller's knowledge, none of such

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     buildings, plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance or repairs that are not material in nature or cost.

          4.9 Legal Proceedings. There are no actions, suits, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, "Proceedings") pending or threatened against Seller with respect to the Business or any of the Purchased Assets or the Assumed Liabilities as to which there is a likelihood of a determination or resolution adverse to Seller; and there are no outstanding orders, judgments or decrees (other than those of general application) of any Governmental Authority which are binding upon any of the Purchased Assets or the Business. There are no Proceedings pending or threatened against Seller which seek to enjoin or rescind any of the transactions contemplated by this Agreement or otherwise prevent Seller or any of its Affiliates from complying with any of the terms and provisions of this Agreement or any of the Seller Ancillary Agreements. There is no condemnation proceeding pending with regard to all or any part of the Real Property and, to Seller's knowledge, there is no such proceeding contemplated by any Governmental Authority.

          4.10 Contracts and Leases. Schedule 4.10 sets forth a complete list of all Contracts that shall be assumed by Buyer hereunder (the "Assumed Contracts"). Each Assumed Contract is a legal, valid and binding obligation of the Seller and is enforceable against each other party thereto in accordance with its terms. Neither Seller nor any other party thereto is in default or has failed to perform any obligation thereunder. Complete and correct copies of each Contract have been previously delivered or made available to Buyer. There are no leases, tenancies or rights of occupancy affecting the Real Property and the Real Property shall be delivered free and clear of any of the foregoing.

          4.11 Permits. Schedule 2.2(iv) hereof sets forth all Permits which Seller has obtained and which, to the best of Seller's knowledge, are required to be obtained with the respect to the Purchased Assets. Except as set forth on Schedule 4.11 hereof, all such Permits have been duly obtained and are in full force and effect, all conditions and requirements applicable to such Permits have been complied with and there is no pending threat of modification or cancellation of any such Permit; and no buildings, improvements or Tangible Property located on the Real Property or the current use of the Real Property depend on any dedication, variance, subdivision, special exception or other special governmental approval which has not been unconditionally granted for their continuing legality; and neither the Real Property, the Tangible Property nor the maintenance or use thereof violates any Applicable Law relating thereto.

          4.12 Compliance with Laws. Except as set forth on Schedule 4.12, (i) to the best of Seller's knowledge, the use and ownership of the Purchased Assets by Seller do not violate any Applicable Law or Permits (including, but not limited to, any Environmental Laws or Environmental Permits); (ii) to the best of Seller's knowledge, no Applicable Laws are or shall be violated by the construction, maintenance, operation or use of the Purchased Assets, including, without limitation, any buildings or other improvements on the Real Property or by such continued maintenance operation or use of the parking of delivery areas; and (iii) Seller has

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     received no written notice of any violation of, or applicable to, any
     Applicable Law or Permit with respect to the Business or the Purchased Assets.

          4.13 Environmental Matters.

          (i) Except as set forth on Schedule 4.13(i), there are no underground or aboveground storage tanks, active or inactive waste treatment and/or disposal facilities including, but not limited to, incinerators or surface impoundments at, on, under or within any of the facilities of the Business; and none of the foregoing has been closed or removed by Seller;

          (ii) Except as set forth on Schedule 4.13(ii), Seller has not received any notice from a Governmental Authority that it is, or may be deemed to be, a "potentially responsible person" (as such term may be defined in any Environmental Law) or otherwise liable in connection with any waste disposal site allegedly containing any Hazardous Substances or other location used for the disposal of any Hazardous Substances, or notice of any failure by Seller to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit held by Seller;

          (iii) Except for (x) those items identified in the environmental reports referenced in Schedule 4.13(i) and (y) de minimis quantities of substances stored and/or or disposed of in compliance with Environmental Laws, during the period of Seller's ownership of the Real Property and, to the best of the knowledge of Seller prior to Seller's ownership of the Real Property, the Real Property has not been used for the generation, storage or disposal of Hazardous Substances or as a land-fill or other waste disposal site and no Hazardous Substances or any toxic wastes, substances or materials (including, without limitation, asbestos) have been released or discharges from or onto the Real Property. The term "Hazardous Substances" includes, without limitation, petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law;

          (iv) Seller has not been required by any Governmental Authority to perform any remedial activity or other response action in connection with any Environmental Matter;

          (v) Seller has made available to Buyer all studies, analyses and test results in the possession, custody or control of Seller regarding Environmental Matters relating to the Business and the Purchased Assets (collectively, the "Environmental Reports");

          (vi) Except as described in the Environmental Reports and to the best of Seller's knowledge, there are no conditions, events, circumstances, facts, activities, practices, incidents, actions or omissions at or on the facilities of the Business, or with respect to the operation of the Business or the use or ownership of the Purchased Assets:

                                      12-

               (a) that would reasonably be expected to give rise to any Environmental Costs to the Buyer; or

               (b) that would reasonably be expected to form the basis of any Proceedings relating to any Environmental Matter;

          (vii) To the best of Seller's knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would constitute non-compliance with Environmental Laws. Seller has received no written notice of any actions, suits, claims, or proceedings relating to a violation or non-compliance with any Environmental Laws pending which may affect the Real Property, or with respect to the disposal, discharge or release of Hazardous Substances at or from the Real Property.

          4.14 Taxes. With respect to the Purchased Assets (including, without limitation, the Real Property), Seller has: (i) timely filed in accordance with all Applicable Laws, all material returns, statements, reports, estimates, declarations and forms (collectively, "Tax Returns") required to be filed by it with respect to Taxes, (ii) paid all Taxes shown to have become due pursuant to such Tax Returns, and (iii) paid all Taxes for which a notice of, or assessment or demand for, payment has been received, other than Taxes which are being contested in good faith. All Tax Returns filed by Seller are true, correct and complete in all material respects, and all Taxes for which Seller is liable have been paid or adequate provisions in the financial books of the Seller have been made. All material amounts required to be collected or withheld by Seller with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted, no extension of time within which to file any Tax Return under which Buyer could be held responsible has been requested, which Tax Return has not since been filed, and there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return for which Buyer could be held responsible which remain in effect.

          4.15 Employee Plans. Schedule 4.15 lists each stock bonus, stock option, stock purchase, bonus, incentive, deferred compensation, vacation, insurance, disability, severance, termination indemnity, or other plan, fund, program, policy, contract or arrangement providing employee benefits maintained or contributed to by Seller or any of its Affiliates in which any present or former employees of the Business participated or have participated and under which any of them or any beneficiaries of any of them has accrued and remains entitled to any benefits (collectively, the "Employee Plans"). Seller has heretofore delivered or made available to Buyer a copy of each Employee Plan, or a written summary thereof which is correct and complete in all material respects. Seller has also made available to Buyer copies of all material documents and instruments relating to each of the Employee Plans. Each of the Employee Plans which is intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code and to the effect that such trust is exempt from taxation under
     Section 501(a) of the Code. All contributions to the Employee Plans attributable to any period on or before the Closing Date shall have been paid or accrued prior to the Closing Date. Each of the Employee Plans has been operated and administered in all

                                      13-
     material respects in accordance with Applicable Law, including, but not limited to, the Code and the Employee Retirement Income Security Act of 1974, as amended.

          4.16 Insurance. The Business and the Purchased Assets are, and prior to the date hereof have been, insured against risks normally insured against, in amounts normally carried, by companies engaged in similar businesses. Set forth on Schedule 4.16 attached hereto is a true, correct and complete list of the insurance policies in effect with respect to the Business and Purchased Assets (including the deductibles), which policies shall expire on November 30, 2000. Seller shall (i) cause to be maintained in full force and effect until November 30, 2000 all of the insurance policies listed on Schedule 4.16. and (ii) obtain and maintain property and casualty insurance with respect to the Purchased Assets in the minimum amount of Six Million Dollars ($6,000,000) from December 1, 2000 through the Closing Date. No written notice has been received from the insurance company which issued any of such insurance policies stating in effect that such policy will not be renewed or will be renewed at a higher premium than is presently payable thereunder.

          4.17 Tax Lots. The Real Property is comprised of tax lot 10343100.

          4.18 No Repairs Required. To the best of Seller's knowledge, all buildings and improvements (including all roads, parking areas, curbs, sidewalks, sewers, water system, heating, ventilation, air conditioning and other utilities and building systems) on the Real Property have been constructed on soil having sufficient density and installed in accordance with the plans and specifications approved by the governmental authorities having jurisdiction and are in good working order without defects in workmanship and do not require any repairs, other than such repairs as are necessary for normal maintenance or which may be necessary due to normal wear and tear; and Seller has not received any notice from any insurance company or underwriter requesting performance of any repairs or alterations to the Real Property or of any defect in the Real Property or that would adversely affect the insurability of the Real Property or cause an increase in insurance premiums.

          4.19 Building Systems. To the best of Seller's knowledge, all water, sewer, gas, electric, telephone, drainage facilities and other utilities required for the normal and proper operation of the Real Property are installed and connected to the Real Property with valid permits and are serving the Real Property and are adequate to serve the Real Property for its intended use and to permit full compliance with all requirements of Applicable Law; all permit and connection fees are fully paid and no action is necessary on the part of Buyer to transfer such permits to it; all utilities serving the Real Property either enter the Real Property through adjoining public streets or if they pass through adjoining private land, do so in accordance with valid public easements or private easements of unlimited duration; and no fact or condition exists which would result in the termination of such utilities services to the Real Property.

          4.20 Independent Unit. To the best of Seller's knowledge, the Real Property is an independent unit which does not now rely on any facilities (other than facilities covered by easements of unlimited duration appurtenant to the Real Property or facilities of municipalities or public utilities or the other Permitted Liens) located on any property that is not part of the Real Property to fulfill any municipal or other governmental requirement, or for the

                                      14-
     furnishing to the Real Property of any essential building systems or utilities (including drainage facilities, catch basins and retention ponds). No other building or other property that is not part of the Real Property relies upon any part of the Real Property to fill any municipal or other governmental requirement, or to provide any essential building systems or utilities.

          4.21 No Assessments. To the best of Seller's knowledge, no assessments or impact fees for public improvements have been made or charged or, to the best of Seller's knowledge, proposed against the Real Property which remain unpaid or which will remain unpaid at the Closing, including without limitation those for street widenings, intersection restructurings, construction of traffic signals, sewer, water, gas and electric lines and mains, streets, roads, sidewalks and curbs. In the event any such assessments or impact fees are pending or proposed or if any work for public improvements, including but not limited to street widenings, intersection restructurings, traffic signals, sewer, water, gas and electric lines and mains, streets, roads, sidewalks or curbs has commenced, Seller shall be responsible for the portions, or installments, if any, of such assessments due and payable prior to the Closing Date.

          4.22 Violations. To the best of Seller's knowledge, there is no violation of any covenant, condition or restriction or any agreement contained in any instrument encumbering or benefiting the Real Property. Seller has not granted any rights to adjoining land owners which shall be binding upon Buyer.

          4.23 Mechanic's Liens. To the best of Seller's knowledge, there are no, and on the Closing Date there shall be no, filed or inchoate mechanics', materialmen's or similar liens against the Real Property or any portion thereof.

          4.24 No Contracts or Agreements. Except as set forth on Schedule 4.24, there are no contracts or agreements of any kind relating to the Real Property to which Seller or its agents are a party which shall be binding on Buyer after the Closing. There are no facts or events which could materially affect the Real Property which have not been disclosed in writing to Buyer.

          4.25 No Liens. There are no Liens on the Real Property except (a) as disclosed in the title insurance report attached to Schedule 4.25 attached hereto and (b) zoning restrictions on the use of the Real Property (provided such zoning restrictions are not violated by present use or any reasonable expansion of extension of present use) and minor defects or irregularities in title, provided the same do not individually or in the aggregate render title unmarketable or otherwise adversely affect the Seller's Real Property. Seller has the right to use all easements and rights of way including, but not limited to easements for power lines, water lines, sewers and roadways and other means of ingress and egress, which are necessary for the use of the Real Property.

          4.26 Information as to Seller. None of the representations or warranties made by the Seller in this Agreement or in any agreement or document executed and delivered by or on behalf of it pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

                                      15-

     5. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

          5.1 Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to own, lease and operate its properties and assets and to carry on its business.

          5.2 Corporate Authorization. The execution and delivery by Buyer of this Agreement and the Buyer Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby, and the performance by Buyer of its respective obligations hereunder and thereunder, are within the corporate powers of Buyer and has been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes, and each Buyer Ancillary Agreement when executed and delivered by Buyer pursuant to this Agreement shall constitute, a legal, valid and binding obligation of Buyer in accordance with its terms.

     6. Certain Covenants.

          6.1 Further Assurances. Subject to the terms and conditions herein contained, promptly after the date hereof each of the parties hereto shall cooperate with the other and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, to ensure that the conditions set forth in paragraph 11 hereof are satisfied and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

          6.2 Consents and Authorizations. Seller shall obtain, and shall cooperate with Buyer in obtaining, all authorizations, consents, orders and approvals of any Governmental Authority or any other Person that is necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and to take all reasonable actions to avoid the entry of any order or decree by any Governmental Authority prohibiting the consummation of the transactions contemplated hereby or thereby.

     6.3 Conduct of Business.

               6.3.1 Affirmative Covenants. During the period from the date of this Agreement until the Closing Date, except as Buyer may otherwise consent to in writing or as otherwise contemplated by this Agreement (including the Disclosure Schedules), Seller shall in respect of the Purchased Assets:

          (i) Except with respect to those employees that Buyer notifies Seller that Buyer does not intend to retain after the Closing, Seller shall use its best efforts to keep available the services of the employees who are currently working at the Plant up to and including the Closing Date.

                                      16-

          (ii) maintain the Purchased Assets in the usual, regular and ordinary course and in accordance with past practice;

          (iii) use its best efforts to maintain insurance in full force and effect with respect to the Purchased Assets that is comparable in amount, scope and type to that in effect on the date of this Agreement;

          (iv) maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with prior years;

          (v) perform and comply in all material respects with its obligations under the Assumed Contracts;

          (vi) maintain in existence all licenses, permits and approvals in existence now or in the future with respect to the ownership, operation or improvement of the Purchased Assets and shall not apply or consent to any action or proceeding which shall have the effect of terminating or changing such licenses, permits and approvals or the zoning of the Real Property; and

          (vii) comply with all notices of violations of law or municipal ordinances, orders or requirements noted in or issued by any Governmental Authority, against or affecting the Purchased Assets as of the Closing and the same shall be discharged of record prior to the Closing.

               6.3.2 Negative Covenants. During the period from the date of this Agreement until the Closing Date, except as Buyer may otherwise consent to in writing or as otherwise contemplated by this Agreement (including the Disclosure Schedules), Seller shall not in respect of the Purchased Assets.

          (i) vary or amend the terms of any of the Assumed Liabilities other than in the ordinary course of business consistent with past practice;

          (ii) subject any of the Purchased Assets to any Lien;

          (iii) sell, lease, transfer, assign or otherwise dispose of any material portion of the Purchased Assets;

          (iv) enter into any material Contract, or materially modify, terminate, amend or grant any waiver in respect of any Contract, except, in either case, in the ordinary course of the Business consistent with past practice;

          (v) hire executive Employees, grant to any Employee any increase in compensation in any form (other than pursuant to existing Contracts and Employee Plans, and except for regularly scheduled increases made in the ordinary course of the Business and consistent with past practice);

                                      17-

          (vi) enter into any transaction, take any action, or by inaction permit any event to occur, that would result in any of the representations and warranties of Seller contained herein not being true and correct in all material respects immediately after the occurrence of such transaction, action or event or on the Closing Date;

          (vii) mortgage or charge any of the Purchased Assets;

          (viii) sell, assign, create, terminate, or modify any right, title or interest whatsoever in or to the Real Property or create, or permit to exist, any lien, encumbrance, easement, or charge thereon, without properly discharging same prior to Closing;

          (ix) list the Real Property with any broker or otherwise solicit or make or accept any offers to sell the Real Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Real Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition of the Real Property, other than such offers, discussions, negotiations, contracts or agreements which are contingent upon the failure of the transactions contemplated in this Agreement to be consummated in accordance with the terms hereof;

          (x) assign, transfer, encumber or remove any intangible property or Tangible Property at the Real Property;

          (xi) engage in any activity that would permit any party to file a Lien against the Purchased Assets after the Closing Date; or

          (xii) agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (i) through (xi).

     6.4 Access to Information. During the period commencing on the date of this Agreement and ending on the Closing Date (i) Seller shall provide, or cause to be provided to, Buyer and its representatives (A) such financial and operating data and other information as Buyer or its representatives may from time to time reasonably request with respect to the Business and the Purchased Assets, and
(B) access during normal business hours to the assets, properties, plants, offices, warehouses and other facilities, Books and Records of and Contracts relating to the Business and the Purchased Assets as Buyer may from time to time reasonably request; and (ii) Buyer and its representatives shall be entitled to consult with the representatives, officers and employees of Seller with respect to the Business. Seller agrees that no investigation by Buyer or its representatives shall affect or limit the scope of the representations and warranties of Seller contained herein or in any of the Seller Ancillary Agreements.

     6.5 Mail; Payments. Seller shall promptly deliver to Buyer any mail or other communication received by it after the Closing Date pertaining to the Business or the Purchased Assets. Seller and Buyer shall promptly (but, in any event, not more than five Business Days after receipt thereof) pay or deliver to the other party any cash or checks which have been mistakenly sent to it but which should properly have been sent to such other party.

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

     6.6 Access to Records. (a) For a period of at least three years from the Closing Date, Seller shall retain or cause to be retained all agreements, documents, books, records and files in its possession or in the possession of any of its Affiliates relating to the Business or the Purchased Assets (collectively, the "Records"). After the Closing, upon reasonable advance notice given to Seller, Seller shall give, or cause to be given, to the representatives, employees, counsel and accountants of Buyer, access during normal business hours to the books and records relating to the Business and the Purchased Assets, and shall permit such representatives to examine and copy such Records to the extent reasonably requested by the other party in connection with the preparation of tax and financial reporting matters, audits, legal proceedings, governmental investigations and other valid business purposes.

     6.7 Further Assurances. At any time and from time to time after the Closing Date, Buyer and Seller shall each execute or cause to be executed and deliver or cause to be delivered all such documents and instruments, and do or cause to be done all such acts, as the other may reasonably request in order to: (i) transfer, assign, deliver and convey to Buyer the Business and the Purchased Assets free and clear of all Liens; (ii) implement the assumption by Buyer of the Assumed Liabilities; (iii) implement the provisions of the Ancillary Agreements; or (iv) otherwise carry out the intent of the parties under this Agreement and the Ancillary Agreements.

     6.8 Public Announcements. Each of the parties hereto (i) shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, and (ii) shall not, except as may be required by Applicable Law, issue any such public statement without the prior verbal consent of the other parties (such consent not to be unreasonably withheld or delayed).

     6.9 Waiver of Compliance with Bulk Transfer Laws. Buyer waives compliance by Seller with the provisions of Article 6 of the Uniform Commercial Code ("Bulk Sales Laws") in each applicable jurisdiction. Seller shall comply with all other Laws relating to bulk sales and/or the sale and purchase of the Purchased Assets.

     6.10 Noncompetition. Until the third anniversary of the Closing Date, neither Seller nor the Members (other than Gary Seamons) shall and shall cause each of their Affiliates not to, directly or indirectly, (A) engage or become interested in any entity (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) which sells manufactures, distributes or markets any products or services within a radius of one hundred (100) miles of the Plant that are competitive with the products and services sold, manufactured, distributed or marketed by the Business or (B) take any other action which constitutes an interference with or a disruption of Buyer's use, ownership and enjoyment of the Purchased Assets. On or prior to the Closing Date, Seller shall cause Gary Seamons to execute and deliver to Buyer a noncompetition agreement containing provisions substantially similar to the provisions of this subparagraph 6.10.

     6.11 Supplemental Disclosure Schedules. Seller shall, from time to time after the date of this Agreement and prior to the Closing Date (but no later than three days prior to the Closing), by notice given in accordance with this Agreement, supplement or amend

                                      19-
any Disclosure Schedule to correct any matter which would constitute a breach of any of its representations and warranties herein contained; provided, however, that Buyer shall not be obligated to consummate the transactions contemplated by this Agreement if any such amended disclosure shall modify the terms and conditions set forth herein to Buyer's material detriment. No such supplemental or amended Disclosure Schedule shall be deemed to cure any breach of such representation or warranty for any purpose if the Closing does not occur as a result of such breach.

     6.12 Purchase Option. At any time during a six (6) month period commencing on the Closing Date, Buyer shall have the option, but not the obligation, to purchase the Optioned Property (as described in Schedule 6.12), at a purchase price of One Hundred Twenty-Five Thousand Dollars ($125,000), by notifying the Seller in writing of its desire to do so. The closing of the transaction for the purchase by Buyer of the Optioned Property shall take place on the date designated by Buyer in its notice to Seller, which date shall not be more than sixty (60) nor less than thirty (30) days following the date of such notice, whereupon Buyer shall pay to Seller the aforesaid purchase price and Seller shall deliver to Buyer such duly executed deeds, conveyance documents and bills of sale and any other documents reasonably requested by the Buyer to transfer title to the Optioned Property to the Buyer, free and clear of all Liens.

     7. Certain Tax Matters.

          7.1 Transfer Taxes. Seller shall be responsible for any and all (i) sales, use, transfer, stamp, conveyance, recording, value-added and other similar Taxes (other than any Income Taxes) imposed under Applicable Law, and (ii) recording and filing fees, notarial fees and other similar costs of Closing, with respect to the purchase and sale of the Purchased Assets and the Business or otherwise on account of this Agreement or any of the Ancillary Agreements, or any of the transactions contemplated hereby or thereby.

          7.2 Apportionment of Certain Taxes. As of the Closing Date, any personal property taxes, real estate taxes, assessments and penalties and water, sewer, utility charges and other items in respect of the Purchased Assets and the Assumed Liabilities shall be apportioned (on a pro rata basis, based upon the number of days in the relevant taxable period) between Seller and Buyer. Seller shall be responsible for all such Taxes relating (as determined under Applicable Law) to periods up to and including the Closing, and Buyer shall be responsible for all such taxes relating to post-Closing periods. Any payments or reimbursements of such Taxes required to be made by Seller to Buyer or by Buyer to Seller pursuant to this subparagraph 7.2 shall be paid by Seller or Buyer within the later of five days of Seller's or Buyer's request therefor or five days prior to the date on which Seller is required to pay or cause to be paid the related Tax liability.

                                      20-

     8. Employment. Buyer may, but shall not be obligated to offer employment, effective as of the Closing Date, to certain of the Employees. Buyer shall not assume nor be liable to pay any pre-closing liabilities of Seller in respect of the Employees.

     9. Environmental Matters. Seller shall be responsible for all Environmental Costs relating to the Business or the Purchased Assets to the extent arising out of events occurring or conditions existing prior to the Closing Date and Buyer shall be responsible or all Environmental Costs relating to the Business or the Purchased Assets arising out of events occurring or conditions existing subsequent to the Closing Date.

     10. Survival; Indemnification.

          10.1 Survival of Representations, Warranties and Covenants. Each representation and warranty contained in this Agreement or any of the Ancillary Agreements shall survive the execution and delivery hereof and the Closing Date indefinitely. The covenants and agreements contained in this Agreement or any of the Ancillary Agreements shall survive the Closing Date and shall continue in effect in accordance with their respective terms.

          10.2 Indemnification by Seller. Subject to the terms and conditions herein contained, from and after the Closing Date, Seller shall indemnify and hold harmless Buyer, its Affiliates, and their respective officers, directors, employees, agents, consultants, representatives and successors from and against any Losses which may be sustained or incurred by any of them and which arise out of or result from:

          (i) any breach by Seller of any representation or warranty made by them in this Agreement or in any of the Seller Ancillary Agreements;

          (ii) any failure by Seller to perform any of their obligations contained in this Agreement or in any of the Seller Ancillary Agreements (subject, in the case of each of the Seller Ancillary Agreements, to any and all limitations upon and qualifications with respect to the liability of Seller or any of its Affiliates which may be set forth therein);

          (iii) Buyer's waiver of or Seller's noncompliance with any applicable Bulk Sales Laws; and/or

          (iv) the Excluded Liabilities.

This indemnification obligation shall also apply to claims directly by Buyer against the Seller as well as to third party claims.

          10.3 Seller's Undertaking.

          (i) Seller hereby undertakes to cause to be completed the physical improvements, including, without limitation, the installation of up to six
     (6) monitoring wells if required by Idaho DEQ (the "Physical Improvements") and other recommendations identified in paragraph 4 of that certain letter dated September 12,

                                      21-

     2000 from Idaho DEQ (the "DEQ Letter") regarding Permit LA-000084-03 (the "DEQ Permit") no later than June 30, 2001. If Seller has not caused the Physical Improvements and such other recommendations to be completed on or before June 30, 2001, or immediately in the event of an emergency, including, without limitation, the threat of the Idaho DEQ canceling the DEQ Permit ("Emergency"), Buyer may cause the Physical Improvements or such other recommendations to be completed and may withdraw the money in the Physical Improvements Fund and apply the proceeds of such fund to the cost of the Physical Improvements and such other recommendations. Seller further undertakes to cooperate with Buyer to cause Gary Seamons, the operator (the "Operator") of the land subject of the Permit, to comply with his obligations under the Whey Transport and Disposal Agreement (included in Schedule 4.10) and with the recommendations set forth in paragraph 4 of the DEQ Letter. Notwithstanding the foregoing, Seller specifically does not assume any of the management or reporting obligations or responsibilities of Buyer (as opposed to requirements under paragraph 4 of the DEQ Letter to perform installations or physical work or improvements to effectuate such management or reporting obligations or responsibilities) which may arise from and after the Closing as the holder of the DEQ Permit (such obligations or responsibilities hereinafter the "Excluded Obligations").

          (ii) Seller shall indemnify and hold harmless Buyer, its Affiliates, and their respective officers, directors, employees, agents, consultants, representatives and successors from and against any Losses which Buyer may sustain or incur which arise out of or result from any matters described in the DEQ Letter; provided, however, that Seller shall not be required to indemnify Buyer from any Losses which Buyer may sustain or incur which arise out of Buyer's action or inaction with respect to the Excluded Obligations.

          (iii) On or prior to June 30, 2000, (x) Seller shall obtain a letter from Idaho DEQ confirming that the recommendations identified in paragraph 4 of the DEQ Letter (other than the Excluded Obligations) have been completed to the satisfaction of Idaho DEQ ("Confirmation Letter"), and Buyer shall cooperate with Seller with respect thereto, and (y) Seller shall deliver to each of Escrow Agent and Buyer a copy of the Confirmation Letter and a statement from Seller that the Physical Improvements have been completed. Unless Escrow Agent has already disbursed the Physical Improvement Funds pursuant to subparagraph 10.3(i) or unless Escrow Agent has received an objection from Buyer not later than ten (10) days after the date Buyer received from Seller a copy of the Confirmation Letter and said statement from Seller, Escrow Agent shall deliver the Physical Improvements Fund to Seller, less Escrow Agent's fees and expenses.

          (iv) If Seller has not caused the Physical Improvements and other recommendations identified in paragraph 4 of the DEQ Letter (other than the Excluded Obligations) to be completed by June 30, 2001 (as evidenced by the delivery of the Confirmation Letter to Escrow Agent and Buyer), or earlier in the event of an Emergency, Buyer may notify Escrow Agent in writing and Escrow Agent shall provide a copy of such notice to Seller, and, unless Escrow Agent has received an objection from Seller not later than ten (10) days after the date such notice was given to Seller, Escrow

                                      22-

     Agent shall deliver the Physical Improvements Fund to Buyer, less Escrow Agent's fees and expenses.

          (v) If Escrow Agent has received no notice from either party hereto pursuant to this subparagraph 10.3 by December 31, 2001, Escrow Agent shall deliver the Physical Improvements Fund to Seller, less Escrow Agent's fees and expenses.

          10.4 Indemnification by Buyer. Subject to the terms and conditions herein contained, from and after the Closing Date, Buyer shall indemnify and hold harmless Seller and its Affiliates, and their respective officers, directors, employees, agents, consultants, representatives and successors from and against any Losses which may be sustained or incurred by any of them and which arise out of or result from any breach by Buyer or any of its Affiliates of any representation or warranty made by it in this Agreement or in any of the Buyer Ancillary Agreements or the Assumed Liabilities.

          10.5 Third Party Claims. Promptly after receipt by an Indemnitee of written notice of the assertion of a claim or the commencement of any action, litigation or proceeding by any third party (a "Third-Party Claim") with respect to any matter for which indemnification is or may be owing pursuant to subparagraphs 10.2, 10.3 or 10.4, the Indemnitee shall give written notice thereof (the "Notice") to the Indemnitor; provided, however, that failure of the Indemnitee to give the Indemnitor the Notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder unless the Indemnitor shall have been materially prejudiced thereby. The Indemnitor shall have the right, at its option and at its own expense, to participate in or, by giving notice to the Indemnitee no later than 30 days after delivery of the Notice, to take control of, the defense, negotiation and/or settlement of any such Third-Party Claim with counsel reasonably satisfactory to the Indemnitee. The Indemnitee shall have the right to participate in the defense, negotiation and/or settlement of any such Third-Party Claim with counsel of its own choosing. Notwithstanding the foregoing, with respect to any such Third-Party Claim, the defense, negotiation and/or settlement of which the Indemnitor has taken control, the Indemnitee shall have the right to retain separate counsel to represent it, and the Indemnitor shall pay the reasonable fees and expenses of such separate counsel, if the named parties to any such Third Party Claim include both the Indemnitee and Indemnitor and the Indemnitee reasonably determines that defenses are available to it that are unavailable to the Indemnitor. The Indemnitor and the Indemnitee shall each cooperate with and render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such Third Party Claim or proceeding, which assistance shall include, without limitation, making appropriate personnel reasonably available for any discovery or trial. If the Indemnitor fails or refuses to undertake the defense of any such Third-Party Claim within 30 days after delivery of the Notice, the Indemnitee shall have the right to take exclusive control of the defense, negotiation and/or settlement of such Third-Party Claim at the Indemnitor's expense. Neither the Indemnitor nor the Indemnitee shall settle or compromise any Third-Party Claim without the consent of the other, which consent shall not be unreasonably withheld. The provisions of this subparagraph 10.5 shall also govern any right of indemnification granted pursuant to any other provision of this Agreement or any of the Ancillary Agreements (unless such other provision of this Agreement or the relevant Ancillary Agreement specifically sets forth a different procedure).

                                      23-

     11. Conditions to Closing.


          11.1 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction or written waiver by Buyer, on or before the Closing Date, of each of the following conditions:

               11.1.1 Representations, Warranties and Covenants.

               (i) Seller shall have performed in all material respects each of the agreements and covenants made by it herein and required to be performed on or prior to the Closing Date; and

               (ii) the representations and warranties of Seller contained herein shall be true, complete and correct at and as of the Closing Date, as if made at and as of such date except for the passage of time.

               11.1.2 Deliveries. Seller shall have delivered, or caused to be delivered to Buyer, duly executed counterparts of each of the Seller Ancillary Agreements.

               11.1.3 Opinion of Counsel. Buyer shall have received an opinion of counsel for Seller and its Affiliates, dated the Closing Date, to the effect specified in Exhibit C attached hereto and made a part hereof.

               11.1.4 Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and Governmental Authorities (and all amendments and modifications to existing agreements with third parties) required as a precondition to the performance by Seller of its obligations hereunder (including, without limitation, the assignment by Seller of the Assumed Contracts and Permits to Buyer) shall have been duly obtained and shall be in full force and effect.

               11.1.5 Title of the Real Property.

               (i) Seller shall have given to Buyer, and Buyer shall have accepted from Seller, good, marketable and insurable fee simple title to the Real Property, subject only to the title exceptions listed on
          Schedule 11.1.5 and any title exceptions caused by Buyer or its employees or agents, and any title exceptions approved by Buyer in writing after the date hereof. Title shall be evidenced by an ALTA Owner's Policy and shall contain at Buyer's election, the expense of which shall be borne by Buyer, to the extent available under the laws of the State of Idaho, the following endorsements: (i) separate tax lot, (ii) legal lot, (iii) access, (iv) owner's comprehensive, (v) legal description same as survey, (vi) zoning 3.1 with parking and
          (vii) contiguity endorsements. Such policy shall, in addition, insure that any covenants, conditions or restrictions listed on Schedule
          11.1.5 have not been violated and, if violated, shall not cause a forfeiture or reverter of title.

               (ii) Buyer shall have procured the title policy and a current ALTA-ACSM survey of the Real Property certified to Buyer and Buyer's lender and title

                                      24-
          company in form acceptable to Buyer. Seller shall pay the premium for the title policy and the Buyer shall pay the surveyor's fees for the survey.

               11.1.6 Confidentiality Agreement. Seller and the Members shall have executed and delivered an agreement, in form and substance reasonably satisfactory to the Buyer, not to disclose confidential information relating to the Purchased Assets for a period of two (2) years from the Closing Date.

               11.1.7 Certificate of Manager. Seller shall have furnished the Buyer with a certificate, executed by the Manager of Seller, dated the Closing Date, to the effect that it has fulfilled the conditions specified in subparagraphs 11.1.1(i) and (ii) hereof.

               11.1.8 Consent of the Members. Seller shall have furnished Buyer with a copy of the consent of the Members, authorizing Seller to execute and deliver this Agreement and the Seller Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder, duly certified by the Manager of the Seller.

               11.1.9 Incumbency. Seller shall have furnished the Buyer with a certificate of the Managers of Seller certifying as to the incumbency and specimen signatures of the Manager of the Seller executing the this Agreement and the Seller Ancillary Documents on behalf of such corporation.

               11.1.10 Milk Supply Contract. The Buyer shall have entered into a milk supply contract with Snake River Dairymen's Association (the "Association"); provided that this condition shall be deemed satisfied if the Association is willing to enter into a contract with Buyer substantially similar to the contract that was negotiated and agreed to between Buyer and the Association on November 27, 2000.

               11.1.11 Escrow Agreement. Buyer, Seller and Escrow Agent shall have entered into an escrow agreement with respect to the Physical Improvements Fund in a form reasonably satisfactory to Buyer and Seller and containing the provisions set forth in subparagraphs 10.3(iii), (iv) and (v) hereof.


          11.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or written waiver by Seller, on or before the Closing Date, of each of the following conditions:

               11.2.1 Representations, Warranties and Covenants.

          (i) Buyer shall have performed in all material respects each of the agreements and covenants made by it herein and required to be performed on or prior to the Closing Date; and

          (ii) The representations and warranties of Buyer contained herein shall be true, complete and correct at and as of the Closing Date, as if made at and as of such

                                      25-
     date (except that any representation and warranty made as of a specified date shall continue to be true, complete and correct on and as of such date).

               11.2.2 Deliveries. Buyer shall have delivered or caused to be delivered to Seller, duly executed counterparts of each of the Buyer Ancillary Agreements.

     12. Termination Prior to Closing.

          12.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

          (i) by the mutual written consent of Seller and Buyer;

          (ii) by either Seller or Buyer if the Closing shall not have occurred on or before January 5, 2001, provided, however, that neither Seller nor Buyer may terminate this Agreement pursuant to this clause (ii) if the Closing shall not have been consummated within such time period by reason of the failure of the party electing to terminate this Agreement to perform in all material respects any of its covenants and agreements contained in this Agreement;

          (iii) by either Seller or Buyer if any Applicable Law shall be enacted that makes the purchase and sale of the Business and the Purchased Assets pursuant hereto illegal or otherwise prohibited;

          (iv) by either Seller or Buyer in the event that a judgment, injunction, decree, cease and desist order or other order issued by any Governmental Authority prohibiting or preventing the purchase and sale of the Business pursuant hereto shall be in effect and shall have become final and nonappealable; or

          (v) by Buyer if (a) a survey of the Real Property reveals a defect or other matter that has a Material Adverse Effect and Seller, within a reasonable time after notice from Buyer, fails to cure such defect or other matter; or (b) a deficiency or noncompliance exists with respect to a Permit that has a Material Adverse Effect or Buyer determines that Seller does not have one or more Permits required to maintain the Plant or operate the Business or the Purchased Assets and Seller, within a reasonable time after notice from Buyer, fails to cure such deficiency or noncompliance; provided, however, that the Buyer may only terminate this Agreement pursuant to this clause (v) on or prior to December 1, 2000.

          12.2 Effect of Termination. Upon the termination of this Agreement in accordance with the terms hereof, it shall forthwith become void and of no further force and effect, except for the provisions of subparagraph 13.10 hereof; provided, however, that no such termination shall be deemed to relieve any party hereto of liability for its breach of any of the terms and provisions hereof.

                                      26-

     13. General Provisions.

          13.1 Execution in Counterparts. This Agreement (A) may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document, and (B) shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

          13.2 Notices. All notices, requests, demands and other communications given hereunder shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if delivered personally or by messenger, (ii) on the first business day following the date of timely deposit with Federal Express or other nationally recognized overnight courier service, if sent by such courier specifying next day delivery,
     (iii) upon receipt of confirmation of transmission, if transmitted by telecopier; and (iv) on the third business day after mailing, if mailed by registered or certified mail (postage prepaid, return receipt requested); provided, however, that a notice of change of address or telecopier number shall not be deemed to have been given until actually received by the addressee. All such notices, requests, demands and other communications shall be directed to the address or telecopier number set forth below or to such other address or telecopier number as any party hereto may designate to the other party hereto by like notice:

          If to Seller or
          the Members, to:          Dairyland, Inc.
                                    320 Memorial Drive
                                    Idaho Falls, Idaho 83401
                                    Attn:  Secretary
                                    Fax No.: 208-528-6636

          Copy to:




          If to Buyer, to:          Suprema Specialties Northwest Inc.
                                    510 East 35th Street
                                    P.O. Box 280
                                    Patterson, NJ  07543-0280
                                    Attn: Steven Venechanos, CFO

          Copy to:                  Blank Rome Tenzer Greenblatt LLP
                                    405 Lexington Avenue
                                    New York, New York 10174
                                    Telecopier No. (212) 885-5001
                                    Attn: Martin Luskin, Esq.

                                      27-

          13.3 Amendments. This Agreement may only be amended or modified by a written instrument executed by all of the parties hereto.

          13.4 Entire Agreement. This Agreement, together with the Ancillary Agreements, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings among the parties hereto, oral and written, with respect to the subject matter hereof.

          13.5 Applicable Law Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho, without regard to the principles of conflicts of law thereof, and any action brought hereunder shall be brought exclusively in the Federal courts located in the State of Idaho or in the state courts located in Bonneville County, Idaho. With respect to any action brought hereunder in said courts, each party hereto (a) irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and (b) irrevocably consents to service of process in any manner permitted by applicable law and consents to the jurisdiction of said courts.

          13.6 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the provisions of this Agreement.

          13.7 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, by operation of law or otherwise, without the prior written consent of the other parties hereto, and any such purported assignment without such consent shall be null and void; provided, however, that Buyer may assign any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Buyer. Subject to the provisions of the immediately preceding sentence, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

          13.8 Third Party Beneficiaries. Except as otherwise provided in subparagraphs 10.2, 10.3 and 10.4 hereof, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          13.9 Waiver, etc. The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

                                      28-

          13.10 Expenses. Except as otherwise specifically provided in this Agreement or any of the Ancillary Agreements, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the transactions contemplated hereby are consummated.

          13.11 Telefacsimile Execution. Delivery of an executed counterpart of this Agreement or any of the Ancillary Agreements by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement or any of the Ancillary Agreements. Any party delivering an executed counterpart of this Agreement or any of the Ancillary Agreements by telefacsimile also shall deliver an original executed counterpart of such instrument, but the failure to deliver an original executed counterpart thereof shall not affect the validity, enforceability or binding effect of this Agreement or any of the Ancillary Agreements.

                         (SIGNATURES ON FOLLOWING PAGE)

                                      29-

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.


                                        BUYER:

                                        SUPREMA SPECIALTIES NORTHWEST INC.


                                        By: /s/  Mark Cocchiola
                                            ------------------------------------
                                             Name:  Mark Cocchiola
                                             Title: President

                                        SELLER:

                                        SNAKE RIVER CHEESE, L.L.C.

                                        By:  Dairyland, Inc., its Manager

                                        By: /s/ Frank L. VanderSloot
                                            ------------------------------------
                                             Name:  Frank L. VanderSloot
                                             Title: President


AGREED TO ACCEPTED BY
WITH RESPECT TO
SUBPARAGRAPH 6.10:

MEMBERS:


/s/ Frank L. VanderSloot
------------------------------
Frank L. VanderSloot


Dairyland, Inc.

By: Frank L. VanderSloot
    -------------------------
     Name:  Frank L. VanderSloot
     Title: President

                                      30-

                                                                       EXHIBIT A

                           BILL OF SALE AND ASSIGNMENT

     Bill of Sale and Assignment, made by Snake River Cheese, L.L.C., an Idaho limited liability company ("Seller"), in favor of Suprema Specialties Northwest Inc., a Delaware corporation, or its designee ("Buyer").

     WHEREAS, pursuant to the provisions of the Assets Purchase Agreement (the "Agreement"), dated as of November ___, 2000, by and between Seller and Buyer, Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, the Purchased Assets (as defined in subparagraph 2.2 of the Agreement); and

     WHEREAS, in accordance with the foregoing, Seller is executing and delivering this Bill of Sale and Assignment to Buyer for the purpose of transferring to and vesting in Buyer all of the properties and assets (excluding the Real Property as defined in the Agreement) comprising the Purchased Assets;

     NOW, THEREFORE, in consideration of the covenants in the Agreement contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller hereby sells, conveys, transfers and assigns to, and vests in, Buyer, all of its right, title and interest in and to, all of the properties and assets (excluding the Real Property) comprising the Purchased Assets, free and clear of any and all liens, claims, charges or encumbrances of any nature whatsoever.

     TO HAVE AND TO HOLD all of the Purchased Assets (excluding the Real Property) unto Buyer, its successors and assigns, forever.

     Seller hereby irrevocably constitutes and appoints Buyer, its successors and assigns, its true and lawful attorney and attorneys, with full power of substitution, in its name and stead, but on behalf and for the benefit of Buyer, its successors and assigns, to demand and receive any and all of the Purchased Assets (excluding the Real Property), and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to prosecute in its name, or otherwise, for the benefit of Buyer, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Buyer, its successors or assigns, may deem proper for the collection or reduction to possession of any of the properties or assets (excluding the Real Property) comprising the Purchased Assets or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred and assigned, and to take all such other actions with respect to the Purchased Assets (excluding the Real Property) as Buyer, its successors or assigns, in its sole discretion, shall deem to be desirable in order to carry out the intent hereof.

           IN WITNESS WHEREOF, Seller has caused this Bill of Sale and Assignment to be executed on its behalf by it duly authorized officer this ___ day of _________, ______.


                                       SNAKE RIVER CHEESE, L.L.C.


                                       By:__________________________
                                          Name:
                                          Title:


                                      32-

                                                                       EXHIBIT B

                FIRST AMERICAN TITLE COMPANY OF EAST IDAHO, INC.
                               ESCROW INSTRUCTIONS



ORDER NO.: 843029
DATE OPENED: November 27, 2000


TO:  FIRST AMERICAN TITLE COMPANY OF EAST IDAHO, INC.

     THE UNDERSIGNED, First American Title Company of East Idaho, Inc. (hereinafter referred to as First American), Snake River Cheese, L.L.C. ("Seller") and Suprema Specialties Northwest Inc. ("Buyer"), in consideration of the premises and the consent of First American, to act as holder of the escrow deposited herewith, (and as a neutral escrow depository pursuant to I.C. 54-2049) agree and represent as follows:

     Seller has agreed to sell, and Buyer has agreed to purchase, the Purchased Assets (as defined in the Purchase Agreement dated November 27, 2000 (the "Purchase Agreement"), between Buyer and Seller, a copy of which is attached hereto, for the consideration and under the terms as set forth therein and have concurrently handed you the sum of Three Hundred Thousand and 00/100 Dollars ($300,000.00) as the deposit described in the Purchase Agreement to hold said deposit under the terms and conditions of these instructions.

     You are hereby authorized and instructed to deposit said $300,000 with __________, into its ___________, with interest to be assessed and payable to Buyer or Seller, as the case may be, in accordance with the provisions hereof.

     1. The account will read: First American Title Company, Trustee for Snake River Cheese, L.L.C. and Suprema Specialties Northwest Inc.

     2. First American will not be held responsible for any loss of principal and/or interest in said account (collectively, the "Escrow Fund"), except if such loss is caused by First American's willful misconduct or gross negligence.

     3. First American has not represented nor is it guaranteeing any interest or yield in said account.

     4. Any fees or commissions of said deposit shall be paid 50% by Seller and 50% by Buyer.

     5. If said funds have not previously been withdrawn and unless notified in writing to the contrary by both parties on or prior to January 5, 2001, First American shall close said account and disburse the Escrow Fund into its general trust account to be held pursuant to these instructions.

     You are hereby authorized and instructed to hold the Escrow Fund until happening of the following events, whichever first occurs:

     A. If on or before January 5, 2001, First American receives a notice signed by Buyer and Seller stating that the Closing (as defined in the Purchase Agreement) has occurred, First American shall deliver the Escrow Fund (less the Indemnification Fund) to Seller in accordance with such notice from Buyer.

     B. If on or after January 5, 2001, First American receives a notice signed by Seller stating that the conditions to Closing set forth in the Purchase Agreement have not been satisfied (solely by reason of Buyer's failure to perform its covenants and agreements thereunder in all material respects), First American shall provide a copy of such notice to Buyer and, unless First American has received an objection from Buyer no later than ten (10) days after the date such notice was given to Buyer, First American shall deliver the Escrow Fund to Seller in accordance with such notice from Seller.

     C. If First American receives a notice signed by Buyer stating that the Purchase Agreement was terminated for any reason other than Buyer's failure to perform it covenants and agreements under the Purchase Agreement in all material respects and the Closing has not occurred, First American shall provide a copy of such notice to Seller and, unless First American has received an objection from Seller no later than ten (10) days after the date such notice was given to Seller, First American shall deliver the Escrow Fund to Buyer in accordance with such notice from Buyer.

and each event, you are hereby authorized and instructed to pay over such funds after first deducting additional fees and costs of the escrow, if any.

     The parties to these instructions have instructed First American where and how to deposit said funds. They thus agree that First American has no liability for loss of funds caused by the deposits being placed in the account or investment designated by the parties. First American shall not be liable for any business failure of the depository or institution holding such deposits, or investment. The parties acknowledge that the placement of the funds is being directed by the parties based upon independent advice and not from any recommendation of First American or its employees. The parties further agree that any loss caused by the deposit being placed in the designated account or investment is the responsibility of the parties; and if additional funds are required to complete the escrow by reason of the loss of the funds, the parties assume responsibility and agree to provide the funds. The parties and each of them agree to hold First American harmless from any costs, expenses, attorneys' fees or other loss which may arise by reason of the designation.

     It is expressly understood among the parties hereto that First American shall not be responsible or liable in any manner whatsoever for the sufficiency of any deposit in this escrow, nor as to the identity, authority or rights of any person executing the same; also that First

American assumes no responsibility, nor is it to be held liable as to the condition of the title to any of the property affected hereby, nor as to any assignments, liens, or encumbrances, against said deposit or property; and that its duties hereunder shall be limited to the safekeeping of such money consistent with these instructions and for the delivery of the same; it is further agreed that First American shall in no case or event be liable for the failure of any of the conditions of this escrow or damage or loss caused by the exercise of First American's discretion in any particular manner, or for any other reasons, except gross negligence or willful misconduct with reference to the escrow.

     If any dispute among the parties hereto by reason of the terms and conditions hereof results in adverse claims and demands by Seller or Buyer against First American, First American shall be entitled, at its option, to refuse to comply with said demands so long as such dispute shall continue; and in so refusing, First American may refuse to deliver any monies involved in or affected by this escrow and in so refusing, First American shall not be or become liable to the Buyer or Seller for First American's failure and/or refusal to comply with the conflicting or adverse demands of the such party. Further, First American shall be entitled to continue to so refrain to act until:

     (a) Buyer and Seller have reached an agreement resolving their differences and shall have notified First American in writing of such agreement, or

     (b) the rights of the parties have been duly adjudicated by a court of competent jurisdiction.

     In the event that First American shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from either Buyer or Seller which, in its opinion, conflict with any of the provisions of this Escrow Agreement or with instructions received from the other of Buyer or Seller, as the case may be, First American shall be entitled to refrain from taking any action and its sole obligation shall be (i) to keep safely all Escrow Funds held in escrow until it shall be directed otherwise by an order or judgment of a court of competent jurisdiction or (ii) to deliver the Escrow Funds to a court of competent jurisdiction and commence an action for interpleader or its equivalent. The costs of the foregoing shall be borne by whichever of Buyer or Seller is the losing party.

     If any dispute among the parties hereto by reason of the terms and conditions hereof results in adverse claims and demands by Seller or Buyer or by any other party against First American, First American shall have the right to employ legal counsel to advise it and/or to represent it in any suit or action, including an action in interpleader brought affecting this escrow and the Buyer and Seller shall be jointly and severally liable to First American for any and all attorneys' fees, costs, and disbursements incurred by First American in connection herewith, and upon demand shall forthwith pay the same. First American shall have a lien upon all monies, held in connection herewith for any fees, costs, expenses or disbursements incurred.

     The parties acknowledge that they have been specifically informed that First American is not licensed to practice law and no legal advice has been offered by First American or any of its employees and have been further informed that First American is acting only as

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

escrow holder and that it is forbidden by law from offering any advice to any party respecting the merits of this escrow transaction or the nature of the instruments utilized, and that it has not done so. The parties acknowledge that they have not been referred by First American to any named attorney or attorneys or discouraged from seeking advice of any attorney, but have been requested to seek legal counsel of their own choosing at their own expense, if they have doubt concerning any aspect of this transaction .

     The parties understand and acknowledge that (i) First American is a title insurance company agent for First American Title Insurance Company and in the primary business of insuring land titles and (ii) simultaneously with the execution of these instructions, First American shall issue a title commitment to insure title to the real property described in the Purchase Agreement and in the manner more particularly described in said commitment.

     Any amendments of and/or supplement to any instructions contained herein must be in writing and accepted by First American. If there is any conflict or inconsistency between the provisions of these instructions and the provisions of the attached Agreement these instructions shall prevail to the extent of any inconsistency.

     Notices or other written communications placed in the United States mail, postage prepaid and addressed to the undersigned, or any of them, at their or his post office address, shall be deemed to have been given to them or him on the date of mailing.

                           [Signature page to follow]

                                      36-

BUYER:

SUPREMA SPECIALTIES NORTHWEST INC.



By:
   ------------------------------------------------------

SSN#
    ----------------------------------


SELLER:


SNAKE RIVER CHEESE, L.L.C.


By:
   -----------------------------------------

SSN#
     ---------------------------------------


Accepted by:

FIRST AMERICAN TITLE COMPANY OF EAST IDAHO, INC.


By:__________________________
    Name:
    Title:

                                      37-

                                                                       Exhibit C

                                 FORM OF OPINION


1. The Company is a limited liability company duly organized and validly existing in good standing under the laws of the State of Idaho with all requisite power and authority to execute, deliver, and perform its obligations under the Transaction Documents, to carry on its business as now conducted, and to own its property and assets, including, without limitation, the Purchased Assets. The Company has no subsidiaries.

2. To the best of our knowledge, each of Frank L. VanderSloot and Gary Seamons is an individual with the requisite capacity, to execute, deliver and perform his obligations under the Transaction Documents to which he is a party. Dairyland, Inc. is an Idaho corporation with the requisite corporate authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party.

3. The execution and delivery of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of the Company. The Transaction Documents have been duly executed and delivered by the Company, and are valid and binding benefits and obligations of the Company enforceable by and against the Company, as the case may be, in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws or court decisions relating to or affecting the enforcement of creditors' rights generally.

4. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party will not (i) violate or conflict with any term of either the Articles of Organization or Operating Agreement of the Company; or (ii) violate or, alone or with the passage of time, result in the breach or termination of, or otherwise (with or without the giving of notice or the passage of time or both) entitle any party to terminate or declare a default under any agreement to which the Company is a party or by which it is bound, or to which any of the Company's properties, assets or businesses are subject; or (iii) violate any judgment, order, injunction, decree or award binding upon the Company or the business or assets of the Company.

5. There is no (i) claim, suit, action, arbitration or legal, administrative or other proceeding or governmental investigation or tax audit, pending or threatened against or related to the Company or (ii) judgment, order, injunction or decree of any court, governmental authority or regulatory agency, to which either the Company or any Member is subject, which might adversely affect or restrict the ability of the Company to consummate the transactions in the manner contemplated by the Transaction Documents or have an adverse effect on the Company.

6. Except as provided in the Schedules to the Purchase Agreement, no consent, approval or

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

     authorization of or by, or any designation, declaration, filing, registration, or qualification with any governmental authority is required in connection with the execution, delivery and performance of the Company's obligations under the Transaction Documents.






























                                      39-

                                    SCHEDULES
                                       TO
                            ASSET PURCHASE AGREEMENT

Schedule 2.2(i) - Tangible Property
1.   The personal property listed on the appraisal commissioned by Buyer.

Schedule 2.2(ii) - Real Property
1. The land described in Schedule A.4 of the title report and all buildings and improvements located thereon.

Schedule 2.2(iv) - Permits
1. Wastewater-Land Application Permit, LA-000084-03, Idaho Division of Environmental Quality.
2. City of Blackfoot Industrial Wastewater Acceptance Permit dated October 12, 2000.

Schedule 2.5.2 - Allocation Statement
The Cash Purchase Price shall be allocated $1.5 million to the land, buildings and improvements and $4.5 million to the equipment.

Schedule 4.3 - List of Members
The Members of Snake River Cheese LLC are:

     Dairyland, Inc., an Idaho corporation (Managing Member)
     Frank VanderSloot, and individual (Member)
     Gary Seamons, an individual (Member)

Schedule 4.10 - Consents
1. The consent of the Idaho Department of Environmental Quality will be required for the assignment to Buyer of the Wastewater Land Application Permit, LA-000084-03.

Schedule 4.11 - Exceptions to Permits
1.   Letter from Idaho DEQ dated September 12, 2000 regarding Permit
     LA-000084-03.

Schedule 4.12 - Exceptions to Applicable Laws and Permits
1.   Letter from Idaho DEQ dated September 12, 2000 regarding Permit
     LA-000084-03.

Schedule 4.13(i) - Storage Tanks
1. Underground storage tanks identified in paragraph 6.2.4, and aboveground storage tanks identified in paragraph 6.2.5 of the Phase I Site Environmental Assessment prepared for Kraft General Foods by Triad Engineering Incorporate, dated March 1994.

Schedule 4.13(ii) - Potentially Responsible Party Notices
None

Schedule 4.13(iii) - Environmental Reports
1. Phase I Site Environmental Assessment prepared for Kraft General Foods by Triad Engineering Incorporated, dated March 1994.

2. All environmental reports with respect to the Purchased Assets obtained by Buyer.

Schedule 4.15 - Employee Plans
None, other than the company vacation policy and insurance benefits.

Schedule 4.16 - Insurance Policies
1. $45,000,000 comprehensive all risk property and casualty policy issued by ACE American Insurance Co. to ConAgra, Inc. - Beatrice Cheese naming Snake River Cheese LLC as Additional Insured.

Schedule 4.24 - Title Report
1. Commitment for Title Insurance issued to Seller by First American Title Insurance Company dated November 7, 2000 at 7:30 A.M., Order No., B43029.

Schedule 6.12 - Description of Optioned Property
The land, together with all buildings and improvements thereon, described as follows:

     Lots 11 through 16, Block 41, Danielson's Addition to the City of Blackfoot, Bingham County, Idaho, as shown on the recorded plat thereof.

     TOGETHER WITH all and singular the tenements, hereditaments, and appurtenances thereunto belonging or in anywise appertaining, including all water, water rights, ditch and ditch rights.

Schedule 11.1.5 - Exceptions to Title
1. Exceptions 1, 2, 3, 4, 5, 7, 8 and 9 of Schedule B - Section 2 of the Title Report.


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